Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF

DOUGLAS DYNAMICS, INC.

The undersigned, for the purpose of amending and restating the Certificate of Incorporation of Douglas Dynamics, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1.             The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 11, 2004 and was amended and restated by that certain Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on March 30, 2004, which was further amended and restated by that certain Second Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on April 12, 2004, which was further amended and restated by that certain Third Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on December 14, 2004, and which was further amended by that certain Certificate of Amendment of Third Amended and Restated Certificate of Incorporation as filed with the Secretary of State of State of Delaware on January 26, 2010.

2.             The Corporation’s original name was “Douglas Dynamics Holdings, Inc.”

3.             This Fourth Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) has been duly adopted pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.             The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name of this corporation is:

Douglas Dynamics, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover 19904, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

SECTION A.       Authorized Shares.  The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock.”  The total number of shares that the Corporation shall have authority to issue is 205,000,000.

1.             Common Stock. The total number of shares of common stock the Corporation shall have authority to issue shall be 200,000,000, and each such share shall have a par value of one cent ($.01) per share (the “Common Stock”).

Effective as of the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every one (1) share of Common Stock of the Corporation issued and outstanding as of such date shall be subdivided into 23.75 shares of Common Stock.

2.             Preferred Stock.  The total number of shares of Preferred Stock that the Corporation shall have authority to issue shall be 5,000,000 and all such shares shall have a par value of one cent ($.01) per share (the “Preferred Stock”).

3.             Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors of the Corporation (the “Board”) is hereby authorized to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)           the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;

(b)           the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(c)           whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)           whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(e)           whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(f)            whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;

(g)           the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(h)           any other relative rights, preferences and limitations of such series.

4.             No Class Vote On Changes In Authorized Number Of Shares Of Stock.  Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL.

SECTION B.       Common Stock.

1.             Voting Rights.  Each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

2.             Dividends.  Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when and as declared by the Board.

3.             Liquidation.  Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

BOARD OF DIRECTORS

SECTION A.       Board of Directors.

1.             Number.  Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof relating to the rights of holders of any series of Preferred Stock to elect additional directors in certain circumstances, the Board shall consist of such number of directors as fixed from time to time pursuant to the Bylaws of the Corporation.

2.             Classification.  The directors, other than those who may be elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (“Preferred Stock Directors”), shall be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III.  The Class I directors shall initially serve until the Corporation’s first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, the Class II directors shall initially serve until the Corporation’s second annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation and the Class III directors shall initially serve until the Corporation’s third annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation.  Commencing with the first annual meeting of stockholders, following the effectiveness of this Amended and Restated Certificate of Incorporation, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office, or until such director’s earlier death, disqualification, resignation or removal.  In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.  The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.

3.             Newly Created Directorships and Vacancies.  Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board.  Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

4.             Removal of Directors.  Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

5.             Preferred Stock Directors.  During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues:  (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal.  Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, disqualification, resignation or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

SECTION B.       Powers.

1.             Powers.  Except as otherwise expressly provided by the DGCL or this Amended and Restated Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board.

SECTION C.       Election.

1.             Ballot Not Required.  The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

2.             No Cumulative Voting.  The holders of stock of any class or series of the Corporation shall not be entitled to cumulative voting rights as to the directors to be elected by such class or series.

3.             Notice.  Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI

STOCKHOLDER ACTION

Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof relating to the rights of holders of any series of Preferred Stock, a special meeting of the stockholders of the Corporation may be called at any time only by a majority of the members of the Board.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE VIII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IX

AMENDMENT

SECTION A.       Amendments.

1.             Amendment of Certificate of Incorporation.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided, however, that in addition to any requirements of law and any other provision of this

Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2/3% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Articles V, VI, VII, IX and X of this Amended and Restated Certificate of Incorporation.

2.             Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.  In addition to any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2/3% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any Bylaw of the Corporation.

ARTICLE X

LIABILITY OF DIRECTORS

SECTION A.       Liability of Directors.

1.             No Personal Liability.  To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2.             Amendment or Repeal.  Any amendment, alteration or repeal of this Article X that adversely affects any right of a director or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by James L. Janik, its President and Chief Executive Officer as of the 7th day of May, 2010.

DOUGLAS DYNAMICS, INC.

By:	/s/ James L. Janik
Name: James L. Janik
Title: President and Chief Executive Officer